Exhibit 5.1

767 Fifth Avenue

New York, NY 10153-0119

+1 212 310 8000 tel

+1 212 310 8007 fax

March 8, 2019

IQVIA Holdings Inc.

4820 Emperor Blvd.

Durham, North Carolina 27703

Dear Ladies and Gentlemen:

We have acted as counsel to IQVIA Holdings Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by certain stockholders of the Company of 5,000,000 shares of common stock, par value $0.01 per share (the “Shares”), pursuant to the Underwriting Agreement, dated as of March 5, 2019 (the “Agreement”), among the Company, Goldman Sachs & Co. LLC and Barclays Capital Inc., as the underwriters named therein, and the stockholders named therein.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company together with all amendments thereto; (ii) the Amended and Restated Bylaws of the Company; (iii) the Registration Statement on Form S-3 (Registration No. 333-218209), filed by the Company on May 24, 2017 (as amended, the “Registration Statement”); (iv) the Prospectus, dated May 24, 2017 (the “Base Prospectus”), which forms a part of the Registration Statement; (v) the Prospectus Supplement, dated March 5, 2019 (the “Prospectus Supplement”); (vi) the form of certificate of common stock of the Company; and (vii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. We refer to the Base Prospectus as supplemented by the Prospectus Supplement as the “Prospectus.”

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on and subject to the foregoing we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP